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RYAM Elects Bryan D. Yokley to the Board of Directors

JACKSONVILLE, Fla. – October 2, 2023 -- Rayonier Advanced Materials Inc. (NYSE: RYAM) (the “Company”) announced today that Bryan D. Yokley has been elected to its Board of Directors, effective October 1, 2023.

“We are pleased to welcome Bryan to our Board of Directors and look forward to the benefit of his insight, experience and expertise,” stated Lisa M. Palumbo, Non-Executive Chair of the Company's Board of Directors. “Bryan’s more than 38 years of cross-sector and international experience in risk management, cyber security, technology, P&L management, M&A, audit and governance will bring significant value to our Board and stockholders.”

Yokley retired from EY in June 2022, where he spent 34 years serving in various capacities, including Audit Partner in Georgia, New York, Australia, Sweden, California, and North Carolina. He also served on EY’s governing board for two terms and was the market leader for Alabama, Georgia and Tennessee and the Central Region Cyber leader. He received EY’s highest award, Global Chairman’s Value Award, recognizing integrity, inclusive leadership, commitment to EY’s values and the cultivation of future leaders (2011).

In addition, Yokley served a two-year fellowship with the Financial Accounting and Standard’s Board in Connecticut, and as the CFO of World Access, Inc. Yokley is a certified public accountant and holds a bachelor’s degree in business administration from the University of Alabama.

Beyond Bryan’s business endeavors, he is deeply invested in corporate responsibility and community engagement efforts. He has served on several not-for-profit boards, including Zoo Atlanta and Boys and
Girls Club of America and currently serves on the President’s Cabinet for the University of Alabama and the Board of Visitors for the University of Alabama’s Business school.

About RYAM

RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals, and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada, and France, RYAM employs approximately 2,500 people and generated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com